EXHIBIT 99.1
                                  NEWS RELEASE


                     Investor Relations Contact: Susan Spratlen   (972) 444-9001

             Pioneer Reports Record Net Income in Third Quarter 2000

Dallas,   Texas,   October  24,  2000  --  Pioneer  Natural   Resources  Company
("Pioneer")(NYSE:PXD) (TSE:PXD) today announced financial and operating results for the third quarter of 2000.

Third Quarter 2000 Results

Pioneer reported record net income of $69.3 million or $0.70 per share for third quarter 2000. Third quarter net income included a $24.2 million gain on the disposition of assets (primarily a gain on sale of common stock in Prize Energy Corp. of $25.7 million) and a $13.5 million mark-to-market charge (related to derivatives not treated as hedges). Earnings as adjusted for the above items were $58.7 million or $0.59 per share. For the same period last year, Pioneer reported net income of $46.4 million or $0.46 per share.

Scott D. Sheffield, Chairman and CEO stated, "These are exciting times for Pioneer. Having followed through on our strategy to reposition the Company and with the help of rising oil and natural gas prices, we ended the quarter with record earnings, higher production, new assets in our core areas, less debt and fewer shares outstanding. Over the next two to three years, our production is expected to grow approximately 30% to 40% as we bring on production from our exploration successes and continue to aggressively develop our existing core properties. With growing production, we expect to be able to continue this trend of strong results."

Cash flow from operations for the third quarter of 2000 was $115.7 million compared to $89.3 million for the third quarter of 1999. Discretionary cash flow increased 26% to $137.3 million and EBITDAX rose 21% to $177.2 million compared to the 1999 third quarter. Discretionary cash flow and EBITDAX calculations are defined and detailed on an attached schedule.

Long-term debt was reduced by $99.4 million to $1.603 billion. Pioneer repurchased 0.5 million common shares during the third quarter and 0.4 million common shares since September 30, 2000. Year-to-date, Pioneer has repurchased
1.6 million common shares at an average price of $11.21 per share.

Daily production grew for the second consecutive quarter. On an oil equivalent basis, third quarter sales averaged 123,175 barrels per day (BPD), up 2% from 120,505 BPD in the second quarter. Third quarter oil sales averaged 34,307 BPD and natural gas liquid sales averaged 23,565 BPD. Natural gas sales in the third quarter averaged 392 million cubic feet per day (MMCFPD). Realized prices for oil and natural gas liquids for the third quarter were $25.48 and $20.73 per barrel, respectively. The realized price for natural gas was $2.87 per thousand cubic feet (MCF).

Third quarter production costs averaged $4.39 per barrel oil equivalent (BOE), a $0.46 per BOE increase compared to the second quarter. The increase primarily resulted from a rise in production taxes due to higher oil and natural gas prices and the higher cost of natural gas utilized to power field compression equipment. Exploration and abandonment costs of $23.4 million for the quarter included $11.0 million of geologic and geophysical expenses including seismic costs, $3.2 million of non-cash leasehold abandonments including expired leases, and $9.2 million of exploration costs.

For the same quarter last year, Pioneer reported oil sales of 36,576 BPD, natural gas liquid sales of 24,031 BPD, and natural gas sales of 387 MMCFPD. Because of asset divestitures during 1999, the quarter-to-quarter volumes are not comparable. On a proforma basis excluding the effects of asset divestitures, year-to-year third quarter production grew 4%. Realized prices for the 1999 third quarter were $17.20 per barrel for oil, $14.02 per barrel for natural gas liquids, and $2.00 per MCF for natural gas.

Nine Month Results

For the nine months ended September 30, 2000, Pioneer reported net income of $68.0 million, or $0.68 per share. Excluding the $12.3 million extraordinary loss on early extinguishment of debt, net gains of $27.8 million on the disposition of assets and $55.5 million of mark-to-market charge related to derivatives not treated as hedges, profits as adjusted were $108.0 million or $1.08 per share. For the same period last year, Pioneer reported a net loss of $30.7 million, or $0.31 per share. Cash flow from operations for the nine-month period was $285.1 million compared to $186.7 million for the same period in 1999.

Nine-month oil sales averaged 34,157 BPD and natural gas liquids sales were 23,252 BPD. Natural gas sales were 378 MMCFPD. On an oil equivalent basis, sales averaged 120,335 BPD. Nine-month realized price for oil increased from the prior year period to $23.52 per barrel. Realized price for natural gas liquids was $19.37 per barrel. Realized price for natural gas was $2.49 per MCF. For the first nine months of 1999, Pioneer reported oil sales of 44,863 BPD, natural gas liquid sales of 25,905 BPD and natural gas sales of 458 MMCFPD. Because of asset divestitures during 1999, nine-month volumes are not comparable. Realized prices for the 1999 nine-month period were $14.38 per barrel for oil, $10.38 per barrel for natural gas liquids and $1.86 per MCF for natural gas.

Operations Update

Pioneer will utilize 23 rigs in its drilling program through the end of the year. The Company is currently running six rigs in the East Texas/Gulf Coast area (four in the E. Texas Bossier play), three rigs in the West Panhandle/Hugoton area, seven rigs in West Texas, three rigs in Argentina and one rig in South Africa. Three rigs will be added in December when Pioneer begins its winter access drilling program in Canada. In the fourth quarter Pioneer plans to drill approximately 75 wells in the U.S. and 15 in Argentina.

In the U.S., development activities continue in the Company's largest fields, the Spraberry oil field and the Hugoton and West Panhandle natural gas fields, where nine to ten rigs will be active through the end of the year.

Pioneer continues to have success with the horizontal development of the Edwards Reef in its Pawnee field in South Texas. Using advanced 3-D seismic modeling, the Company has drilled 4 wells that are producing, doubling net field production to 35 MMCFPD. Three wells are yet to be completed and two wells are currently drilling. Nine additional horizontal wells in the Pawnee field are scheduled for next year.

In September, another Wolfcamp discovery was successfully completed in the MyWay Field in Irion County, Texas. The well is the fourth discovery in that program and is currently flowing at a rate of just under 600 BOE per day. 3-D seismic has been a critical factor in successfully exploring in the area and seven additional locations are being evaluated.

In the East Texas Bossier sand play, the Company has drilled four operated wells that are currently producing, and has three wells awaiting completion. Pioneer plans to keep four to five rigs running in this play and expects to have ten wells producing there by year end. The Company has also participated in several outside-operated Bossier wells on offsetting acreage. Pioneer now has 54,000 gross acres under lease in this emerging play and plans to drill 25 to 30 operated wells in 2001.

Offshore development in the shallow Gulf of Mexico has accelerated with two deep extension wells currently being drilled off existing platforms. At Eugene Island 208, a well is drilling where multiple oil and gas pays have already been identified. At Texaco-operated High Island 582, a well is targeting deeper potential.

During its 2000 program in Argentina, Pioneer has drilled 60 wells and plans to drill 15 more wells by year end. Argentine production grew 25% during the third quarter compared to the first quarter of 2000, the first full quarter including production from properties acquired late in 1999. The growth was the result of an aggressive drilling program which yielded a 13% increase in oil production. Natural gas production increased 33% during the same period reflecting an increase in demand during Argentina's winter months. Plans for 2001 include building a LPG recovery plant to enhance revenue and a new interconnecting gas pipeline to improve access to gas markets, in addition to an expanded drilling program.

Financial Outlook

The following statements are estimates based on current expectations. The statements are forward-looking, as addressed in the paragraph at the bottom of this release. Actual results may differ materially from these estimates which do not reflect the potential impact of acquisitions or divestitures that may be completed or other unforeseen events that may occur after the date of this release.

Fourth quarter production is expected to average 117 to 119 MBPD on an oil equivalent basis. Argentine natural gas production is expected to decline 15% to 20% as a result of reduced demand for natural gas during Argentina's summer months.

The Company has oil and natural gas hedges that will impact fourth quarter realizations. There are swap contracts in place for 435 BPD of oil at $15.76 per barrel. Collars cover 7,977 BPD of oil with floors at $17.50 and ceilings at $20.74 per barrel and 55.6 MMCFPD of natural gas with floors at $2.15 and ceilings at $2.80 per MMBTU. All prices are stated on an approximate NYMEX equivalent basis. The Company also has a contract that does not qualify as a hedge that requires the Company to sell either 10,000 BPD of oil at $20.00 per barrel or 100 MMCFPD of gas at $2.60 per MCF in October and $3.20 per MCF in November and December.

During the fourth quarter, lease operating expenses (including production and ad valorem taxes) are expected to average $4.40 to $4.50 per BOE, and depreciation, depletion and amortization is expected to average $4.90 to $5.10 per BOE. Total exploration and abandonment expense is expected to be $25 to $27 million. General and administrative expense is expected to be approximately $8 million. Interest expense is expected to be $38 to $39 million, including approximately $3 million of non-cash interest. The effective tax rate is expected to be approximately 0% to 2% of pre-tax income due to the Company's substantial net operating losses.

Pioneer has targeted production growth of 3 to 6% in 2001 and 20 to 30% by 2002 from current oil equivalent levels of approximately 120 MBPD. Capital budgets for each year are expected to be $400 to $450 million.

In 2001, Pioneer has 4,764 BPD of oil swapped at $29.87 per barrel and 49.2 MMCFPD of natural gas swapped at $2.50 per MMBTU. The Company has 2001 collars covering 2,000 BPD of oil with floors of $25.00 and ceilings of $31.43 per barrel and 5,000 BPD of oil with floors of $17.00 and ceilings of $20.09. The Company has 2001 collars covering 54.5 MMCFPD of natural gas with floors of $2.25 and ceilings of $2.90 per MCF. Oil hedges cover 20% of expected liquid volumes, and natural gas hedges cover 33% of expected North American natural gas volumes.

Pioneer has liquidated all its natural gas hedge positions beyond 2001 at a net cost of $46 million as reflected in other assets and other non-current liabilities at September 30, 2000. The cost will be amortized in 2002 as a reduction in natural gas realizations with North American differentials to NYMEX expected to increase by 30 to 35 cents per MCF that year.

Earnings Conference Call

On Tuesday, October 24, 2000, at 10:30 a.m. EDT, investors will have the opportunity to listen to the third quarter's earnings conference call and view a presentation over the Internet via Pioneer's website located at http://www.pioneernrc.com. At the website, select the "Investors" button at the top of the page; then select "Earnings Calls" from the list across the bottom of the page. To listen to the live call, please go to the website at least ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the website shortly after the call. Alternately, you may dial (800) 314-7867 to listen to the conference call and view the accompanying visual presentation at the Internet address above. A telephone replay will be available through November 9 by dialing (888) 203-1112--confirmation code: 579582.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina and South Africa. Pioneer's headquarters are in Dallas.

Financial statements attached.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Pioneer Natural Resources Company, are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company's ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                    Three months ended      Nine months ended
                                                       September 30,           September 30,
                                                   --------------------    --------------------
                                                     2000        1999        2000        1999
                                                   --------    --------    --------    --------
Revenues:
   Oil and gas                                     $228,587    $159,855    $600,909    $481,237
   Interest and other                                 5,200      32,362      14,141      81,139
   Gain (loss) on disposition of assets, net         24,158      20,948      27,751     (21,276)
                                                    -------     -------     -------     -------
                                                    257,945     213,165     642,801     541,100
                                                    -------     -------     -------     -------
Costs and expenses:
   Oil and gas production                            49,728      34,643     135,990     123,461
   Depletion, depreciation and amortization  -
     oil and gas                                     52,675      46,642     150,286     171,054
   Depletion, depreciation and amortization -
     other                                            3,897       4,339      11,743      13,534
   Impairment of oil and gas properties                 -           -           -        17,894
   Exploration and abandonments                      23,431      11,891      64,202      41,592
   General and administrative                         6,537       8,795      23,259      29,232
   Reorganization                                       -           786         -         7,805
   Interest                                          40,794      41,002     122,412     130,426
   Other                                             15,495      18,039      60,394      36,291
                                                    -------     -------     -------     -------
                                                    192,557     166,137     568,286     571,289
                                                    -------     -------     -------     -------
Income (loss) before income taxes and
   extraordinary item                                65,388      47,028      74,515     (30,189)
Income tax benefit (provision)                        3,900        (600)      5,800        (500)
                                                    -------     -------     -------     -------
Income (loss) before extraordinary item              69,288      46,428      80,315     (30,689)

Extraordinary item - loss on early extinguishment
   of debt, net of tax                                  -           -       (12,318)        -
                                                    -------     -------     -------     -------
Net income (loss)                                  $ 69,288    $ 46,428    $ 67,997    $(30,689)
                                                    =======     =======     =======     =======
Net income (loss) per share:
   Basic:
   Income (loss) before extraordinary item         $    .70    $    .46    $    .80    $   (.31)
   Extraordinary item                                   -           -          (.12)        -
                                                    -------     -------     -------     -------
   Net income (loss)                               $    .70    $    .46    $    .68    $   (.31)
                                                    =======     =======     =======     =======
   Diluted:
   Income (loss) before extraordinary item         $    .69    $    .46    $    .80    $   (.31)
   Extraordinary item                                   -           -          (.12)        -
                                                    -------     -------     -------     -------
   Net income (loss)                               $    .69    $    .46    $    .68    $   (.31)
                                                    =======     =======     =======     =======
Weighted average basic shares outstanding            99,312     100,305      99,718     100,304
                                                    =======     =======     =======     =======

                        PIONEER NATURAL RESOURCES COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                 September 30,    December 31,
                                                     2000             1999
                                                 ------------     -----------
ASSETS

Current assets:
  Cash and cash equivalents                      $   37,898       $   34,788
  Accounts receivable                               129,715          118,575
  Inventories                                        11,983           13,721
  Deferred income taxes                               6,500            5,800
  Other current assets                                8,573           10,252
                                                  ---------        ---------
       Total current assets                         194,669          183,136
                                                  ---------        ---------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful
     efforts method of accounting                 3,342,206        3,254,918
  Accumulated depletion, depreciation and
     amortization                                  (884,518)        (751,956)
                                                  ---------        ---------
                                                  2,457,688        2,502,962
                                                  ---------        ---------
Deferred income taxes                                83,700           83,400
Other assets, net                                   165,529          159,975
                                                  ---------        ---------
                                                 $2,901,586       $2,929,473
                                                  =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt           $      163       $      828
  Accounts payable                                   79,722           86,868
  Interest payable                                   37,827           36,045
  Other current liabilities                          93,095           73,072
                                                  ---------        ---------
       Total current liabilities                    210,807          196,813
                                                  ---------        ---------
Long-term debt, less current maturities           1,603,213        1,745,108
Other noncurrent liabilities                        226,704          169,438
Deferred income taxes                                30,600           43,500
Stockholders' equity                                830,262          774,614
                                                  ---------        ---------
                                                 $2,901,586       $2,929,473
                                                  =========        =========

                        PIONEER NATURAL RESOURCES COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                       Three months ended        Nine months ended
                                                          September 30,             September 30,
                                                     ----------------------    ----------------------
                                                        2000        1999          2000        1999
                                                     ---------    ---------    ---------    ---------
Cash flows from operations:
   Net income (loss)                                 $  69,288    $  46,428    $  67,997    $ (30,689)
   Depletion, depreciation and amortization             56,572       50,981      162,029      184,588
   Impairment of oil and gas properties                    -            -            -         17,894
   Exploration expenses, including dry holes            16,221        3,630       46,273       28,661
   Deferred income taxes                                (5,700)         600       (9,600)         -
   (Gain) loss on disposition of assets, net           (24,158)     (20,948)     (27,751)      21,276
   Interest                                              2,791        3,370        9,179        9,072
   Derivative mark-to-market                            13,539       16,295       55,497       31,314
   Extraordinary item, net of tax                          -            -         12,318          -
   Other noncash items                                   1,584          700        3,514      (38,696)
   Changes in operating assets and liabilities:
      Accounts receivable                              (12,620)       6,576      (11,713)       6,875
      Inventories                                        2,145        1,043         (175)       2,313
      Other current assets                                  (2)        (357)       1,993          762
      Accounts payable                                  16,964       (5,586)       2,504      (28,113)
      Interest payable                                    (430)     (13,205)       1,782       (9,359)
      Other current liabilities                        (20,466)        (199)     (28,753)      (9,191)
                                                      --------     --------     --------     --------
Net cash provided by operating activities              115,728       89,328      285,094      186,707
Net cash provided by (used in) investing activities     (3,071)      85,069      (85,926)     290,126
Net cash used in financing activities                 (112,977)    (220,485)    (195,913)    (503,044)
                                                      --------     --------     --------     --------
Net increase (decrease) in cash and cash equivalents      (320)     (46,088)       3,255      (26,211)
Effect of exchange rate changes on cash
   and cash equivalents                                    (51)          65         (145)         236
Cash and cash equivalents, beginning
   of period                                            38,269       79,269       34,788       59,221
                                                      --------     --------     --------     --------
Cash and cash equivalents, end of period             $  37,898    $  33,246    $  37,898    $  33,246
                                                      ========     ========     ========     ========


                        PIONEER NATURAL RESOURCES COMPANY

                        SUMMARY PRODUCTION AND PRICE DATA



                                                      Three months ended       Nine months ended
                                                         September 30,           September 30,
                                                     --------------------    --------------------
                                                       2000        1999        2000        1999
                                                     --------    --------    --------    --------
Average Daily Production:
   Oil (Bbls) -                       U.S.             24,283      28,092      24,793      33,150
                                      Argentina         9,211       6,064       8,553       5,936
                                      Canada              813       2,420         811       5,777
                                                     --------    --------    --------    --------
                                      Total            34,307      36,576      34,157      44,863

   Natural gas liquids (Bbls) -       U.S.             22,233      22,615      21,888      24,412
                                      Argentina           534         616         513         612
                                      Canada              798         800         851         881
                                                     --------    --------    --------    --------
                                      Total            23,565      24,031      23,252      25,905

   Gas (Mcf) -                        U.S.            234,913     239,837     232,844     307,849
                                      Argentina       111,897     103,438     100,486      97,087
                                      Canada           45,009      44,162      44,228      53,196
                                                     --------    --------    --------    --------
                                      Total           391,819     387,437     377,558     458,132
Total Production:
   Oil (MBbls)                                          3,156       3,365       9,359      12,248
   Natural gas liquids (MBbls)                          2,168       2,211       6,371       7,072
   Gas (MMcf)                                          36,047      35,644     103,451     125,070
   Equivalent barrels (MBOE)                           11,332      11,517      32,972      40,165

Average Price:
   Oil (per Bbl) -                    U.S.           $  23.31    $  16.37    $  21.37    $  14.28
                                      Argentina      $  30.95    $  21.05    $  29.32    $  16.42
                                      Canada         $  28.58    $  17.10    $  27.72    $  12.90
                                      Average        $  25.48    $  17.20    $  23.52    $  14.38

   Natural gas liquids (per Bbl) -    U.S.           $  20.52    $  14.12    $  19.18    $  10.42
                                      Argentina      $  22.46    $  11.64    $  21.98    $   8.70
                                      Canada         $  25.42    $  12.77    $  22.85    $  10.18
                                      Average        $  20.73    $  14.02    $  19.37    $  10.38

   Gas (per Mcf) -                    U.S.           $   3.65    $   2.39    $   3.06    $   2.11
                                      Argentina      $   1.28    $   1.11    $   1.21    $   1.11
                                      Canada         $   2.71    $   1.92    $   2.41    $   1.74
                                      Average        $   2.87    $   2.00    $   2.49    $   1.86


                        PIONEER NATURAL RESOURCES COMPANY

                            SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (Unaudited)

        Discretionary cash flow and EBITDAX (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow and EBITDAX should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by generally accepted accounting principles, as an indicator of the Company's financial performance, as an alternative to cash flow, as a measure of liquidity or as being comparable to other similarly titled measures of other companies.

                                                   Three months ended     Nine months ended
                                                        September 30,       September 30,
                                                 --------------------    --------------------
                                                   2000        1999        2000        1999
                                                 --------    --------    --------    --------
Discretionary cash flows*:

   Net income (loss)                             $ 69,288    $ 46,428    $ 67,997    $(30,689)
   Depletion, depreciation and amortization        56,572      50,981     162,029     184,588
   Impairment of oil and gas properties               -           -           -        17,894
   Exploration and abandonments                    23,431      11,891      64,202      41,592
   Deferred income taxes                           (5,700)        600      (9,600)        -
   (Gain) loss on disposition of assets, net      (24,158)    (20,948)    (27,751)     21,276
   Interest                                         2,791       3,370       9,179       9,072
   Derivative mark-to-market                       13,539      16,295      55,497      31,314
   Extraordinary item, net of tax                     -           -        12,318         -
   Other noncash items                              1,584         700       3,514     (38,696)
                                                  -------     -------     -------     -------
        Discretionary cash flow                  $137,347    $109,317    $337,385    $236,351
                                                  =======     =======     =======     =======
----------
*    Discretionary  cash flows equal cash flows from  operations  before working capital changes and exploration and abandonments.


EBITDAX**:

   Net income (loss)                             $ 69,288    $ 46,428    $ 67,997    $(30,689)
   Depletion, depreciation and amortization        56,572      50,981     162,029     184,588
   Impairment of oil and gas properties               -           -           -        17,894
   Exploration and abandonments                    23,431      11,891      64,202      41,592
   Consolidated interest expense                   40,794      41,002     122,412     130,426
   Consolidated income taxes                       (3,900)        600      (5,800)        500
   (Gain) loss on disposition of assets, net      (24,158)    (20,948)    (27,751)     21,276
   Extraordinary item, net of tax                     -           -        12,318         -
   Derivative mark-to-market                       13,539      16,295      55,497      31,314
   Other noncash expenses                           1,586         204       3,710       8,618
                                                  -------     -------     -------     -------

                                                 $177,152    $146,453    $454,614    $405,519
                                                  =======     =======     =======     =======
---------
**   "EBITDAX"   represents   earnings  before   depletion,   depreciation   and
     amortization expense; impairment of oil and gas properties; exploration and abandonments;  consolidated  interest expense;  consolidated  income taxes;
     gain or loss on the disposition of assets;  extraordinary items; and, other noncash expenses.



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